Exhibit 23.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

April 4, 2008

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of March 20, 2007 on the audited consolidated financial statements of Voyant International Corporation (formerly known as Zeros & Ones, Inc. and subsidiary) as of December 31, 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/Chang G. Park

Chang G. Park, CPA